Exhibit 99.2

Henry Brothers Electronics

Moderator: Jim Henry
August 12, 2010
10:00 a.m. CT

Operator:
Good morning.  My name is (Wes) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Henry Brother Electronics Second Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I’d now like to turn the conference over to Mr. Phil Carlson with KCSA Strategic Communication. Please go ahead, sir.

Phil Carlson:
Thank you, (Wes) and again, welcome to Henry Brothers Electronic Second Quarter 2010 Conference Call.  So, presenting the Company today are Jim Henry, Chief Executive Officer; John Hopkins, Chief Financial Officer; and Brian Reach, President and Chief Operating Officer.

Before I turn the call over to Jim for opening remarks, I would like to read the following Safe Harbor statement.  Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed in the Company's filings with the US Securities and Exchange Commission.  Henry Brothers Electronics does not assume any obligation to update the forward-looking information.

With that, I would like to turn the call over to Jim Henry, the Company's Chief Executive Officer. Jim?

Jim Henry:	Thank you, Phil and thank you all for joining us today for our second quarter 2010 conference call.

As we’ve done in past calls, I would spend a few moments reviewing the highlights and key business developments from the quarter and then I will turn the call over to John, who will provide a run down of financials and then we will take your questions.

The second quarter continues the momentum that started building in the first quarter.  Revenue in the second quarter increased 8.4 percent to $15.2 million compared with the same period a year ago.  We also showed a sharp increase in our bottom line metrics with a net income of $393,804 or $0.06 per diluted share compared to a net income of $55,253 or $0.01 per diluted share last year.

More importantly, we believe this momentum is sustainable for the foreseeable future based upon our booked orders and backlog.  Booked orders for the quarter were 34.8 million and we ended June with a record backlog of approximately 50 million.

Our many years of experience and success have built Henry Brothers into a strong brand that has allowed the company to sustain itself during recessionary periods and grow sharply when the economy improves.  This past quarter is a great example on how we are able to leverage our strong brand to create order flow.

As I just mentioned, revenue increased, backlog hit a record high and bookings reached a record 38.8 million in the quarter.

Let me focus specifically on bookings for just a moment.  The increased in bookings represents a 111 percent rise quarter over quarter.  What makes this number even more encouraging is that it is broad-based increase with all regions ahead of last year except in Colorado.  We were particularly strong in Texas, New York, New Jersey and California driven by retail, healthcare, education and the public transportation vertical markets, regions and vertical markets, where Henry Brother’s brand is widely recognized as the leader.

On the commercial side, (bid) side of the business, the market continues to be very price competitive as a result of the slowly recovering U.S. economy.  We continue to implement cost containment and efficiency improvements throughout the company in order to lessen the negative impact the pricing is having in a few of our markets.  Despite the lower pricing in some of our markets, we continue to remain optimistic in general and expect to keep this positive momentum going into 2011.

Looking now to our performance for the full first half of the year, where net income and earnings per share grew more strongly than sales, revenue for the first half was down 5.8 percent year-over-year for several reasons.  The first quarter is seasonally not a strong quarter although we did execute well this year.

We also had a large project in our Colorado operation in 2009 that did not repeat in 2010.  This was the primary driver behind the overall decline in revenue the first half as well as the major regions of the decline in revenue in our Colorado operations.

Additionally, the TVCS L3 contract for the marine course was delayed with work resuming in the second quarter.  Revenues under the L3 contract slowed in 2010 due to the government adapting the Unified Facilities Criteria or UFC in the first quarter of 2010.  The UFC calls for enhancing existing installations, drawing packages prior to construction approval.  Work under this contract is now underway.  We have two sites in progress and we expect to begin work on four additional sites in the second half of 2010.

On the cost side, SG&A decreased nearly 11 percent as a result of aggressive cost-cutting actions that offset lower sales in the first quarter and allowed us to maintain our bottom line in margins during the first half.

To summarize, we’re going in to the second half of the year, quite optimistic and expect growth will continue to be strong into 2011.  Our revenue streams are growing across the broad range of regions and both backlog and bookings have reached the record.

Henry Brothers has become a well-recognized brand that will continue to drive growth.  We are especially pleased with the strong performance on our Texas, New York, New Jersey and California operations.  With that being said, we are raising our guidance and now expect 2010 consolidated HBE revenues to be in the range of $70 to 75 million from the previously disclosed range of $60 to 65 million.

In addition, we currently anticipate our overall average operating margins for our business to be in the range of five to six percent from the previously disclosed range of four to five percent in the year ended December 31st, 2010.

I would now like to turn the call over to John Hopkins for a review of the financials. John?

John Hopkins:	Thanks, Jim. I would now like to review our financial results for the second quarter of 2010.

Revenue for the three months ended June 30, 2010 was $15.2 million representing an increased of 8.4 percent compared to revenue of $14 million for the same quarter in 2009.  Revenue increased in New Jersey, New York, California and Texas in the second quarter of 2010 versus the same quarter in the prior year.  Colorado’s revenue decreased as a result of a winding then of a large project that did not repeat in 2010.

Efficiently, the L3 contract generated $1.2 million lower in revenue on the second quarter of 2010 compared to same period in 2009 for reasons mentioned earlier by Jim.  Work on this contract is now underway.  We have two sites in progress and we expect to begin work with four additional sites in the second half of 2010.

Revenue for the six months ended June 30, 2010 was $27.6 million representing a decrease of 5.8 percent over revenue of 29.3 million, where same six months in 2009.  While our Texas, New Jersey, New York and California operations each experienced significant revenue increase in the first half of 2010 compared with the first half of ’09, the overall market continues to be very price competitive as a result of the slowly recovering U.S. economy, which contributed to the revenue declines in the Colorado, Arizona and Mid-Atlantic operations.

Efficiently the L3 contract generated $1.9 million lower revenue the first half of 2010 compared to the same period in 2009 for the reasons already mentioned.

We recorded net income of $393,804 or $0.06 diluted share for the three months ended June 30, 2010 compared to a net income of $55,253 or $0.01 diluted share for the comparable period of 2009.  We recorded net income of $451,191 or $0.07 per diluted share for the six months ended June 30, ’10 compared to net income of $221,375 or $0.04 per diluted share for the six months ended June 30, 2009.

While the increase in gross profit dollars for the quarter ended June 30, 2010 was directly related to the higher revenues, the gross profit margin for the three months ended June 30, ’10 was 27.2 percent compared to 27.8 for a prior year period.  Although California, Texas and Arizona’s gross profit margin increased in the second quarter of 2010 compared to the second quarter of 2009, the gross profit margin of our Colorado, Mid-Atlantic and New Jersey, New York operations each decreased in the same comparable period.  The lower gross profit margin was attributable to the pricing pressures of a highly competitive market.

Backlog as of June 30, 2010 was 50 million representing an increase of 120.6 percent compared to 22.7 million in the prior period a year ago.  Increased bookings in our New Jersey, New York, Texas and California operations were the primary drivers of this backlog increase.

Booked orders increased 111 percent to 34.8 million in the second quarter of 2010 compared to 16.5 million in the year ago period.

As of June 30, 2010, we had cash and cash equivalent of $1.7 million.

Total debt at June 30, 2010 was $4.7 million down from $5.4 million at December 31st, 2009.

Again, we are raising our guidance and now expect 2010 consolidated HBE revenues to be in the range of $70 to 75 million from the previously disclosed range of 50 to 65 million.

In addition, we currently anticipate our overall average operating margins for our business to be in the range of five to six percent from a previously disclosed range of four to five percent for the year ended December 31st, 2010.

I would now like to turn the call back over to Jim for his concluding remarks.

Jim Henry:	Thanks, John. Given the increased in bookings, backlog and revenue during the second quarter, we believe Henry Brothers is well-positioned to deliver solid financial performance in 2010.

And with that, I’d like to turn the call over for our questions.

Operator:	And ladies and gentlemen, at this time, if you would like to ask a question, please press star then the number one on your telephone keypad.

And once again, ladies and gentlemen, in order to ask a question, please press star then the number one on your telephone keypad.

And gentlemen, at this time, I’m showing no questions.

Jim Henry:	Anyway, thanks everybody for calling in for our Q2 summary and look forward to our next call.

Operator:	And ladies and gentlemen, that concludes the Henry Brothers Electronics Second Quarter 2010 Earnings Conference Call. We appreciate your time. You may now disconnect.

END